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         SHAREHOLDER MEETING
         On May 29, 1997, a special shareholder meeting was held at which the selection of Price Waterhouse LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning December 1, 1996 was ratified (Proposal No. 1), the proposed changes to certain of the Fund's fundamental investment policies, including changes to the investment objective were approved (Proposal No. 2), the Investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 3), the Subadvisory Agreement between OppenheimerFunds, Inc. and OpCap Advisors was approved (Proposal No.
         4), the Fund's Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 5), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 6), the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No.7) and an Administrative Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 8) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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

                                                          WITHHELD/            BROKER
NOMINEE/PROPOSAL       FOR               AGAINST          ABSTAIN              NON-VOTES        TOTAL
Proposal No. 1         7,696,691.277     295,174.800      438,834.311          6,752,254        8,430,700.388

Proposal No. 2         7,296,847.814     606,622.518      614,344.603          6,752,254        8,517,814.935

Proposal No. 3         7,426,790.926     481,323.949      604,384.513          6,752,254        8,512,499.388

Proposal No. 4         7,391,733.444     433,102.169      687,661.775          6,752,254        8,512,497.388

Proposal No. 5         5,373,832.775     399,798.166      487,644.867          4,997,280        6,261,295.808

Proposal No. 6         1,306,267.973     120,458.336      161,725.622          1,239,426        1,588,451.931

Proposal No. 7           634,438.134      18,794.161       14,829.901            515,548          668,062.196

Proposal No. 8         7,361,988.776     442,050.997      659,746.162          6,752,254        8,463,785.935
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